UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

May 14, 2009	(May 7, 2009)
Date of report	(Date of earliest event reported)

Hexcel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8472	94-1109521
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Two Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut  06901-3238

(Address of Principal Executive Offices and Zip Code)

(203) 969-0666

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2009 our stockholders approved the 2003 Incentive Stock Plan, as amended and restated on such date, and the 2009 Employee Stock Purchase Plan.  Our board of directors had previously authorized the adoption of these plans subject to stockholder approval.  Our executive officers are eligible to participate in these plans, although no awards have yet been made under these plans since they were approved by stockholders.

The 2003 Incentive Stock Plan provides for different types of stock incentive awards to be granted to our directors, employees and consultants, at the discretion of the compensation committee.  The types of awards include, but are not limited to, stock options, restricted stock units, performance share awards and stock appreciate rights.  The purpose of the plan is to attract and retain highly qualified executives and key employees and to advance our interests by providing stock incentive awards for individuals that have a direct, measurable opportunity to advance our goals.  The most significant change to the plan was to increase the number of shares available for the grant of awards by 4,000,000.  Other amendments were made to the plan as well.  Reference is made to the full description of the plan included in our Proxy Statement for the 2009 Annual Meeting of Stockholders, filed with the SEC on March 23, 2009.  Reference is also made to the form of the plan which was included as Annex A to the Proxy Statement.

The 2009 Employee Stock Purchase Plan provides for the purchase of our common stock by eligible employees at up to a 15% discount.  There are 250,000 shares available for issuance under the plan.  The plan meets the requirements of Section 423 of the Internal Revenue Code.  Generally, all of our US employees, as well as employees of foreign subsidiaries designated by the compensation committee, are eligible to participate in the plan once they have been employed by us for six months.  Reference is made to the full description of the plan included in our Proxy Statement.  Reference is also made to the form of the plan which was included as Annex B to the Proxy Statement.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION

May 14, 2009
/s/ Ira J. Krakower
Ira J. Krakower
Senior Vice President